Exhibit 99.2

Trading Data

Name of Seller	Sale Date	No. of Shares Sold	Price Per Share(1)	Nature of Purchase(2)
Equine Charter Private Equity Fund VII, LLC	2020-02-25	2,750,000	0.001	Broker’s Transaction
EQuine Holdings Charter Private Equity Fund XIII 13	2020-02-25	7,447,200	0.001	Broker’s Transaction
Equine Charter Private Equity Fund XX	2020-02-25	6,927,500	0.001	Broker’s Transaction
Equine Charter Private Equity Fund XI	2020-02-25	2,282,400	0.001	Broker’s Transaction
Equine Charter Private Equity Fund XII	2020-02-25	2,000,000	0.001	Broker’s Transaction
Family Trust	2020-02-25	170,000	0.001	Broker’s Transaction
eQuine Charter Private Equity Fund XV, LLC	2020-02-25	2,148,604	0.001	Broker’s Transaction
eQuine Charter Private Equity Fund DCCCLXXXVIII, LLC	2020-02-25	1,650,000	0.001	Broker’s Transaction
eQuine Private Equity Fund 755460, LLC	2020-02-25	6,000,000	0.001	Broker’s Transaction
Equine Private Equity Fund LXXVII (77) LLC	2020-02-25	250,000	0.001	Broker’s Transaction
Goddard Investment Company PE Fund XIX	2020-02-25	50,000	0.001	Broker’s Transaction

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1 Excluding any brokerage commissions.
2 Purchased on the OTC Markets